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Exhibit 23(d)(6)

                       SELECTED CAPITAL PRESERVATION TRUST

                              MANAGEMENT AGREEMENT

                                 JANUARY 1, 2001


AGREEMENT, made as of January 1, 2001, by and between SELECTED CAPITAL PRESERVATION TRUST, an Ohio business trust (hereinafter called the "Trust"), in respect to the Trust's authorized series: SELECTED U.S. GOVERNMENT INCOME FUND and SELECTED DAILY GOVERNMENT FUND (individually, a "Fund" and collectively, the "Funds") and DAVIS SELECTED ADVISERS, L.P., a Colorado limited partnership (hereinafter called the "Manager").

                              W I T N E S S E T H:

In consideration of the mutual covenants hereinafter contained, IT IS HEREBY AGREED by and between the parties hereto as follows:

1. Management. The Trust hereby employs the Manager to act as its investment adviser and to manage the investment and reinvestment of the assets of the Funds, and otherwise to administer the Funds' affairs to the extent requested by the Board of Trustees of the Funds, all subject to the supervision of the Board of Trustees of the Trust and the applicable provisions of the Declaration of Trust of the Trust, for the period and on the terms herein set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall in acting hereunder be an independent contractor and unless otherwise expressly provided or authorized hereunder or by the Board of Trustees of the Trust, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. Office Space, Facilities, Directors, Officers. The Manager shall, at its own expense, furnish to the Trust suitable office space in its own offices or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for carrying out its duties hereunder and shall arrange, if desired by the Trust, for members of the Manager's organization to serve without salaries from the Trust as trustees, officers or agents of the Trust if duly elected or appointed to such positions by the shareholders or by the Board of Trustees of the Trust, subject to their individual consent and to any limitations imposed by law.

3. Expenses. The Manager shall be responsible only for those expenses expressly stated in paragraph 2 to be the responsibility of the Manager and shall not be responsible for any other expenses of the Trust including, as illustrative and without limitation, fees


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     and charges of any custodian (including charges as custodian and for keeping books and records and similar services to the Trust); fees and expenses of trustees, other than trustees described in paragraph 2; fees and expenses of independent auditors, legal counsel, transfer agents, dividend disbursing agents, and registrars; costs of and incident to issuance, redemption and transfer of its shares, and distributions to shareholders (including dividend payments and reinvestment of dividends); costs of acquiring portfolio securities, including brokers' commissions; interest charges; taxes and corporate fees payable to any government or governmental body or agency (including those incurred on account of the registration or qualification of securities issued by the Trust); dues and other expenses incident to the Trust's membership in the Investment Company Institute and other like associations; cost of stock certificates, shareholder meetings, corporate reports, reports and notices to shareholders; costs of printing, stationery, and bookkeeping forms; and amounts to be paid by the Trust in accordance with any Rule 12b-1 Distribution Plan. The Manager shall be reimbursed by the Trust on or before the fifteenth day of each calendar month for all expenses paid or incurred during the preceding calendar month by the Manager for or on behalf of or at the request or direction of the Trust which are not the responsibility of the Manager hereunder.

4. Non-Exclusive Services, Manager's Liability. Services of the Manager herein provided are not to be deemed exclusive, and the Manager shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby. In the absence of willful misfeasance, bad faith or gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or any shareholder of the Trust for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

5. Fees. Commencing with the first day of the month coincident with or next following the approval of this Agreement by a vote of a majority of the outstanding voting securities of each Fund, each Fund shall pay to the Manager a management fee calculated on the basis of the average daily net assets of each Fund at the following annual rates:

FUND                                                       ANNUAL RATE
----                                                       -----------
Selected U.S. Government Income Fund                          0.30%
Selected Daily Government Fund                                0.30%

The fee for each Fund shall be payable monthly and each fee payment shall be made on or before the fifteenth day of the month next succeeding the month for which the fee is paid.

6. Expense Limitation. If the total expenses (excluding extraordinary items) of the Selected U.S. Government Income Fund for any fiscal year of the Trust exceeds 1.5%


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     of average daily net assets for such period, the Manager shall reimburse any such excess to such Fund.

7. Conflicts. It is understood that the officers, trustees, agents and shareholders of the Fund are or may be interested in the Manager as officers, directors, agents or shareholders and that the officers, directors, stockholders and agents of the Manager may be interested in the Fund otherwise than as shareholders.

8. Use of Name. The Manager acknowledges that the use of the term "Selected" in its name is with the acquiescence of the Trust and is subject to revocation at any time by the Board of Trustees or by a majority of the trustees who are not interested persons of the Trust.

9. Term, Termination. This Agreement shall become effective on the date hereof and shall continue through January 1, 2003. The Agreement shall continue thereafter so long as such continuance is approved annually in the manner required by the Investment Company Act of 1940 (the "Act"). This Agreement shall immediately terminate in the event of its assignment. Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without payment of any penalty. Termination with respect to any Fund may be effected on behalf of the Trust either by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund.

10. Additional Series. In the event that the Trust creates a new series, this Agreement shall apply to such new series if the Trust and the Manager shall so agree in writing, such agreement specifies the fee to be charged to such series and the Agreement is approved in the manner required by the Act as to each such new series.

11. Change in Partnership. The Manager agrees to notify the Trust of any material change in the membership of the Manager's partnership within 30 days after such change.

12. Definitions. The terms "assignment", "a vote of a majority of the outstanding voting securities" and "interested persons" when used herein shall have the respective meanings in the Act as now in effect and as from time to time amended.

13. No Personal Liability. The shareholders, trustees, officers, employees and agents of the Trust shall not personally be bound by or liable under this Agreement, nor shall resort be had to their private property for satisfaction of any obligation or claim hereunder, as is more fully provided under the terms of the Amended Declaration of Trust.

14. Controlling Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New Mexico except as to
     Section 13 hereof which shall be construed under the laws of the State of Ohio.

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IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be executed and made effective as of January 1, 2001.

                                            SELECTED CAPITAL PRESERVATION TRUST

                                            By:________________________________
                                            Title:

                                            DAVIS SELECTED ADVISERS, L.P.

                                            By: Davis Investments, LLC
                                                Its General Partner

                                            By:________________________________
                                            Title:

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